                                                                    EXHIBIT 99.1

                                    CONSENT
                                       OF
                               SMITH BARNEY INC.

The Board of Directors
Olsten Corporation
175 Broad Hollow Road
Melville, New York 11747

Members of the Board:

     We hereby consent to (i) the inclusion of our opinion letter to the Board of Directors of Olsten Corporation ("Olsten") as Annex B to the Joint Proxy Statement and Prospectus of Olsten and Quantum Health Resources, Inc. ("Quantum") relating to the proposed merger of a wholly owned subsidiary of Olsten with and into Quantum and (ii) references made to our firm and such opinion in "SUMMARY -- Opinions of Financial Advisors -- Olsten" and "THE MERGER -- Background of the Merger," "-- Recommendations of the Boards of Directors; Effects of and Reasons for the Merger -- Olsten" and "-- Opinions of Financial Advisors -- Olsten." In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                                          By: /s/ SMITH BARNEY INC.

                                            ------------------------------------
                                            SMITH BARNEY INC.
New York, New York
May 30, 1996